Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	CS DISCO, INC., a Delaware corporation
Number of Shares:	38,194
Class of Stock:	Common Stock
Warrant Price:	$2.16
Issue Date:	December 14, 2020
Expiration Date:	December 14, 2030 (Subject to Section 5.1)

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Texas banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of CS DISCO, INC. (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1    Method of Exercise. Holder may exercise this Warrant by surrendering this Warrant and delivering a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or an Acquisition (as defined below), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the closing of such transaction.

1.2    Delivery of Certificate and New Warrant. Within thirty (30) days after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.3    Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.4    Acquisition of the Company.

1.4.1    “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, lease, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company by means of any transaction or series of related transactions, or (b) any reorganization, consolidation, acquisition, merger, sale of the voting securities of the Company or any other transaction or series of related transactions where the holders of the Company’s securities before the transaction or series of related transactions beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after the transaction or series of related transactions.

1.4.2    Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least twenty (20) days prior to the closing of any proposed Acquisition. The Company will use commercially reasonable efforts to cause (i) the acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in an Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition.

(a)    If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing of the Acquisition. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(b)    If the Acquirer refuses to assume this Warrant in connection with the Acquisition, the Company shall give Holder an additional written notice at least ten (10) days’ prior to the closing of the Acquisition of such fact. In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition. If Holder elects not to exercise this Warrant, then this Warrant will terminate immediately prior to the closing of the Acquisition. Notwithstanding any other provision of this Warrant to the contrary if the Acquirer refuses to assume this Warrant in connection with such Acquisition, other than in connection with an Excluded Acquisition (as defined below), then effective as of the date that is ten (10) days’ prior to the closing of such Acquisition, the Holder shall have the option to elect to put this Warrant to the Company for a per Share amount in cash equal to the difference between the Acquisition consideration payable for one Share and the Warrant Price. As used herein, an “Excluded Acquisition” means, an Acquisition where the consideration that the holders of the Shares are entitled to receive on account of the Shares consists entirely of cash and/or shares of common stock, interests or units that are publicly traded and listed on a national exchange and where the shares or other securities, if any, receivable by the Holder of this Warrant were the Holder to exercise this Warrant in full immediately prior to the closing of such Acquisition may be publicly re-sold by the Holder in their entirety within the three (3) months following such closing pursuant to Rule 144 or an effective registration statement under the Act.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2    Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3    Adjustments for Combinations, Splits, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are subdivided, split or multiplied, by reclassification, a dividend payable in common stock or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased.

2.4    Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Article 2, the Warrant Price and the Number of Shares issuable upon exercise of this Warrant shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation, as amended, a copy of which is attached hereto as Exhibit A (the “Certificate of Incorporation”), as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.5    No Impairment. The Company shall not take any voluntary action, by amendment of its Certificate of Incorporation or Bylaws or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities with the intent of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against dilution or other impairment.

2.6    Certificate as to Adjustments. Upon each adjustment of the Warrant Price or Number of Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price and Number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price and Number of Shares.

2.7    Limitations on Liability. Nothing contained in this Warrant shall be construed as imposing any liabilities on Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

2.8    Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount in cash computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1    Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.1.1    The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value per Share as of September 30, 2020, according to that certain Common Stock Valuation, dated October 28, 2020 and prepared by Cabrillo Advisors, Inc. (which report was obtained by the Company in order to assist the Company in complying with Section 409A of the Internal Revenue Code of 1986).

3.1.2    This Warrant is and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued. All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.3    The Company’s capitalization table delivered to Holder as of the Issue Date is true and complete as of the Issue Date.

3.2    Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Common Stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least twenty (20) days’ prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least twenty (20) days’ prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Shares in the case of matters referred to (a), (b), (c) and (d) herein above.

3.3    Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communications, information and/or communiqués to the shareholders of the Company, (b) within one hundred-fifty (150) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements. In addition, and without limiting the generality of the foregoing, so long as the Holder holds this Warrant and/or any of the Shares, the Company shall afford to the Holder the same access to information concerning the Company and its business and financial condition as would be afforded to a holder of the class of Shares under applicable state law and/or any agreement with any holder of the class of Shares.

3.4    Registration Under the Act. The Company agrees that the Shares shall be deemed “Registrable Securities” or otherwise entitled to “piggy back” registration rights for registrations initiated by either the Company or a stockholder in accordance with the terms of that certain Fifth Amended and Restated Investors Rights Agreement, dated as of September 29, 2020, by and among the Company, the Investors (as defined therein) and the Common Holders (as defined therein) (as from time to time amended hereafter, the “Agreement”), a copy of which is attached hereto as Exhibit B. The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder’s registration rights under the Agreement without the consent of Holder unless such amendment applies to all holders of registration rights under the Agreement in the same fashion (it being agreed that any amendment shall be deemed to apply to all such persons in the same fashion if such amendment does so by its terms). By acceptance of this Warrant, Holder shall be deemed to be a party to the Agreement solely for the purpose of the above-mentioned registration rights and the market stand-off provisions set forth in Section 1.10 of the Agreement.

ARTICLE 4

REPRESENTATIONS AND COVENANTS OF HOLDER

With respect to the acquisition of this Warrant and any of the Shares issuable upon exercise of this Warrant, Holder hereby represents and warrants to, and agrees with, the Company as follows:

4.1    Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares issuable upon exercise of this Warrant will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to this Warrant or any of the Shares issuable upon exercise of this Warrant.

4.2    Reliance upon Holder’s Representations. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

4.3    Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).

4.4    Restricted Securities. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

ARTICLE 5

MISCELLANEOUS

5.1    Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above or (ii) upon termination as set forth in Section 1.4.2(b); provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

5.2    Legends. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF THIS ARTICLE 5, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Comerica Bank (“Bank”) or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other affiliate of Bank (“Bank Affiliate”).

5.4    Transfer Procedure. After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”). Subject to the provisions of Section 5.3 and the last sentence of this Section 5.4, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Ventures, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Notwithstanding the foregoing, Holder shall not transfer all or any part of this Warrant or the Shares issuable upon exercise of this Warrant to any person that in the reasonable judgement of the Company engages in a business that is competitive with the business of the Company, and the Company shall have the right to refuse to effect or recognize any such purported transfer; provided that this restriction on transfer shall terminate at the effective time of the registration statement relating to the Company’s initial public offering of Common Stock under the Act.

5.5    Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service (such as, but not limited to, Federal Express, DHL or UPS), fee prepaid. Such communications must be sent to the respective parties at the address or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant and initial transfer described in Section 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

All notices to the Company shall be addressed as follows:

CS DISCO, INC.

3700 N. Capital of Texas Highway

Austin Texas 78745

Attn: Kiwi Camara

Attn: Michael Lafair

Attn: Kent Radford

5.6    Amendments; Waiver. This Warrant and any term hereof may be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

5.7    Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

5.8    No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

5.9    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.10    WAIVER OF JURY TRIAL. HOLDER AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, HOLDER AND THE COMPANY WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT.

5.11    No Stockholder Rights. Except as otherwise specifically provided herein, prior to the issuance to Holder of the Shares to which Holder is then entitled to receive upon the due exercise of this Warrant, Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon Holder, as such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

5.12    Confidentiality.

5.12.1    In handling any confidential information, Holder and all employees of Holder shall exercise the same degree of care that Holder exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Warrant except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Holder in connection with their present or prospective business relations with the Company, (b) to prospective transferees or purchasers of any interest in the Advances (as defined in the Second Amended and Restated Loan and Security Agreement between Holder and the Company dated of even date herewith), (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (d) as may be required in connection with the examination, audit or similar investigation of Holder, (e) to Holder’s accountants, auditors and regulators, and (f) as Holder may reasonably determine in connection with the enforcement of any remedies hereunder. For the purposes of this Section 5.12.1, “confidential information” shall mean any information respecting the Company other than information that either: (i) is in the public domain or in the knowledge or possession of Holder when disclosed to Holder, or becomes part of the public domain after disclosure to Holder through no fault of Holder; or (ii) is disclosed to Holder by a third party, provided Holder does not have actual knowledge that such third party is prohibited from disclosing such information.

5.12.2    The Company hereby agrees to keep the terms and conditions of this Warrant confidential, provided that the Company may provide copies of this Warrant in connection with third party due diligence in connection with a proposed Acquisition or a proposed Equity Financing if the recipient thereof agrees to keep such terms and conditions confidential. Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officer as of the first date written above.

CS DISCO, INC.

By:	/s/ Michael Lafair
Name:	Michael Lafair
Title:	CFO

ACKNOWLEDGED AND ACCEPTED:

COMERICA BANK

By:	/s/ David Kim
Name:	David Kim
Title:	Vice President

APPENDIX I

NOTICE OF EXERCISE

1.    The undersigned hereby elects to purchase                      shares of the                      stock of CS DISCO, INC. pursuant to the terms of the attached Warrant dated December 14, 2020, and tenders herewith payment of the purchase price of such shares in full.

2.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

3.    The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES INCORPORATED or
Assignee

(Signature)

(Name and Title)

(Date)

Appendix I